Exhibit 99.1

                            NORTH FORK BANCORP

275 Broad Hollow Rd., Melville, NY 11747 (516) 844-1004  FAX (516) 694-1536

                                                              PRESS RELEASE

FOR IMMEDIATE RELEASE           Contact:   Daniel M. Healy
                                           Executive Vice President &
                                           Chief Financial Officer

                        NORTH FORK BANCORP ANNOUNCES
                     NET INCOME FOR 1996 THIRD QUARTER

              MELVILLE, N.Y. - OCTOBER 10, 1996 - NORTH FORK BANCORPORATION, INC. (NYSE: NFB) reported net income of $13.3 million, or $.54 per share for the quarter ended September 30, 1996, which includes a nonrecurring, after tax charge of $5 million, or $.20 cents per share, associated with the recapitalization of the Savings Association Insurance Fund ("SAIF"). This compares to net income of $15 million, or $.60 per share in 1995. Net income for the nine months ended September 30, 1996 was $44.8 million or $1.81 per share as compared to $38.7 million or $1.59 per share for 1995. North Fork holds approximately $1.5 billion of SAIF insured deposits arising from the assumption of deposits from its previous thrift acquisitions. It is anticipated that North Fork will benefit from reduced deposit insurance costs in 1997 caused by the recapitalization.

              Net income and income per share for the three and nine month periods in 1996, excluding the nonrecurring SAIF charge, would have been $18.3 million, or $.75 per share, and $49.8 million, or $2.01 per share, respectively. The return on average total assets and stockholders' equity, excluding the SAIF charge, for the nine month period ended September 30, 1996 was 1.72% and 21.66%, respectively, as compared to 1.82% and 18.71% for the nine month period in 1995. The return on average total assets and stockholders' equity for the most recent quarter, excluding the charge, was 1.77% and 23.95%, respectively.

              Net interest income increased to $46.6 million and $130.7 million for the three and nine month periods ended September 30, 1996, respectively, compared to $35.6 million and $104 million in the comparable periods of the preceding year. The net interest margin was 4.98% and 4.93% for the three and nine month periods ended September 30, 1996, respectively, compared to 5.18% and 5.26% for 1995. Demand deposits, a key component of the Company's funding sources, increased $240.7 million or 59.6% to $644.7 million, representing 19.9% of total deposits, at September 30, 1996 when compared with $404.0 million, or 16.1% of total deposits at September 30, 1995.

              The Company's core efficiency ratio for the three and nine month periods in 1996 approximated 42%. In March 1996, North Fork consummated the acquisitions of the Long Island Branches of First Nationwide Bank and the domestic commercial banking business of Extebank adding approximately $1 billion in deposits. In July 1996, North Fork announced the proposed acquisition of North Side Savings Bank. North Side, with $1.7 billion in assets and $1.2 billion in deposits, operates through 17 branch locations throughout the New York metropolitan area. The transaction is expected to close by year end 1996. "We expect to have positive results from this acquisition through revenue enhancements and operating efficiencies similar to those experienced in previous acquisitions," stated John Adam Kanas, Chairman, President and Chief Executive Officer.

              Loans, net of unearned income, increased $480 million, or 25%, to $2.4 billion at September 30, 1996, when compared to $1.92 billion at September 30, 1995. On September 26, 1996, the Company sold for cash approximately $16 million in non-performing assets including $12 million in loans and $4 million in other real estate. As a result, the reserve for loan loss coverage to non-performing loans improved to 240%. Further, non-performing loans to net loans and non-performing assets to total assets was reduced to approximately .9% and .5%, respectively. "This transaction substantially reduced the Company's non-performing assets, increased our reserve coverage and enabled us to eliminate the associated carrying costs of these troubled assets," stated John Adam Kanas.

              On September 24, 1996, the Company declared its quarterly cash dividend of $.20 per share, payable November 15, 1996 to shareholders of record at the close of business on October 24, 1996.

              North Fork Bancorporation, Inc. with total assets of $4.1 billion, deposits of $3.2 billion and stockholders' equity of $313.7 million, or $12.99 book value per share, is the holding company of North Fork Bank operating 65 branches in the New York metropolitan area.




                      North Fork Bancorporation, Inc.
                                (NYSE: NFB)
            (In thousands, except ratios and per share amounts)



                                                     Three Months Ended         Nine Months Ended
                                                   Sept. 30,     Sept. 30,   Sept. 30,   Sept. 30,
INCOME STATEMENT HIGHLIGHTS                           1996         1995        1996        1995
---------------------------                 -------------------------------------------------------

Interest Income                                     $ 76,804      $ 57,312    $216,248     $164,384

Interest Expense                                      30,186        21,681      85,564       60,346
                                                    --------      --------    --------     --------

   Net Interest Income                                46,618        35,631     130,684      104,038

Provision for Loan Losses                              1,500         2,000       4,500        6,000
                                                    --------      --------    --------     --------
Net Interest Income after
   Provision for Loan Losses                          45,118        33,631     126,184       98,038
                                                    --------      --------    --------     --------
Non-Interest Income:

   Fees and Service Charges on Deposit
     Accounts                                          4,057         2,720      11,302        8,093

   Investment Management and Trust Fees                1,423           921       4,246        2,605

   Mortgage Banking Operations                           493           673       1,636        1,944

   Other Operating Income                              1,174           928       3,399        2,908

   Net Securities Gains                                1,432         3,025       2,428        3,173
                                                    --------      --------    --------     --------
   Total Non-Interest Income                           8,579         8,267      23,011       18,723
                                                    --------      --------    --------     --------
Non-Interest Expense:

   Operating Expenses                                 21,665        15,649      60,884       48,643

   Intangible Amortization                             1,881           466       4,248        1,200

   Other Real Estate                                     119          (269)      1,052           41

   SAIF Recapitalization Charge                        8,350          --         8,350         --
                                                    --------      --------    --------     --------
   Total Non-Interest Expense                         32,015        15,846      74,534       49,884
                                                    --------      --------    --------     --------

   Income Before Income Taxes                         21,682        26,052      74,661       66,877

   Provision for Income Taxes                          8,407        11,100      29,825       28,195
                                                    --------      --------    --------     --------
          Net Income                                $ 13,275      $ 14,952    $ 44,836     $ 38,682
                                                    ========      ========    ========     ========
   Net Income per Share                             $   0.54      $   0.60    $   1.81     $   1.59

   Net Income Per Share excluding SAIF charge1      $   0.75      $   0.60    $   2.01     $   1.59

   Dividends per Share                              $   0.20      $   0.15    $   0.60     $   0.40

   Average Equivalent Shares Outstanding              24,398        24,901      24,759       24,391

   Return on Average Total Assets(1)                    1.77%         2.01%       1.72%        1.82%

   Return on Average Stockholders' Equity(1)           23.95%        20.43%      21.66%       18.71%

   Yield on Interest Earning Assets2                    8.11%         8.29%       8.09%        8.28%

   Cost of Funds                                        3.87%         3.94%       3.90%        3.78%

   Net Interest Margin(2)                               4.98%         5.18%       4.93%        5.26%

   Core Efficiency Ratio3                              42.80%        39.00%      42.30%       41.17%

--------
   1 Excludes the effect of the nonrecurring SAIF recapitalization charge. The actual return on average total assets was 1.29% and 1.54%, and the return on average stockholders' equity was 17.39% and 19.48%, for the three and nine months ended September 30, 1996, respectively.
   2       Presented on a taxable equivalent basis.
   3 The core efficiency ratio is defined as the ratio of non-interest expense, net of other real estate related costs and other non-recurring charges, to net interest income on a taxable equivalent basis and other non-interest income net of securities gains.



                      North Fork Bancorporation, Inc.
                                (NYSE: NFB)
            (In thousands, except ratios and per share amounts)


BALANCE SHEET HIGHLIGHTS (*)                      September 31,       June 30,      December 31,  September 30,
----------------------------                          1996              1996            1995           1995
                                              -----------------------------------------------------------------
   Loans, net of unearned income and fees           2,399,617        $2,300,578     $1,966,440     $1,920,008

   Allowance for Loan Losses                           48,912            50,384         50,210         51,222

   Securities Available-for-Sale                    1,060,885         1,121,843        814,485        463,081

   Securities Held-to-Maturity                        369,853           377,883        342,143        546,355

   Intangibles                                         83,458            84,755         26,633         26,896

   Total Assets                                     4,098,519         4,138,261      3,303,311      3,105,035

   Deposits - Demand                                  644,710           657,516        451,802        404,002

   Deposits - Other                                 2,593,659         2,598,714      2,083,658      2,100,117

   Borrowed Funds                                     499,807           532,739        426,369        210,938

   Stockholders' Equity                               313,665           299,688        309,845        299,192

   Book Value Per Share                                $12.99            $12.43         $12.47         $12.06

SELECTED FINANCIAL HIGHLIGHTS (*)

CAPITAL

Risk Based Capital
   Tier 1                                              10.13%             9.93%         15.50%         15.83%

   Total                                               11.39%            11.19%         16.77%         17.10%

Leverage Ratio                                          5.86%             5.73%          8.86%          9.26%

Actual Shares Outstanding                              24,144            24,118         24,843         24,807

ASSET QUALITY

Loans past due 90 days or more and still accruing      $3,169            $2,265         $1,088         $2,447

Non-Accrual Loans                                      17,246            24,943         31,506         39,599
                                                       ------            ------         ------         ------
Total Non-Performing Loans                             20,415            27,208         32,594         42,046

Other Real Estate                                       1,346             6,519          4,805          2,500
                                                        -----             -----          -----          -----
Total Non-Performing Assets                           $21,761           $33,727        $37,399         44,546
                                                      =======           =======        =======         ======

Restructured, Accruing Loans                          $13,783           $14,367        $31,875        $33,416

Allowance for loan losses to non-performing loans         240%              185%           154%           122%

Allowance for loan losses to total loans, net of
     unearned income and fees                            2.04%             2.19%          2.55%          2.67%

-----------------------------

(*)     Includes the acquisitions of Extebank and First Nationwide Branches in March 1996.
